EXHIBIT 99.2

MATTHEWS INTERNATIONAL CORPORATION
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone:  (412) 442-8200
Fax:  (412) 442-8290                                             PRESS RELEASE
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Release Date: May 23, 2001       Contact: Edward J. Boyle
                                          Vice President-Accounting & Finance
                                          412-442-8244


               MATTHEWS INTERNATIONAL TO ACQUIRE THE YORK GROUP
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PITTSBURGH, PA and HOUSTON, TX, MAY 23, 2001 - Matthews International
Corporation (NASDQ: MATW) and The York Group (NASDQ: YRKG) announced today that they have signed a merger agreement whereby Matthews will acquire 100% of the outstanding common shares of The York Group for $10 cash per share. Matthews also agreed to pay up to an additional $1 cash per share based on the excess cash remaining on York's balance sheet as of October 31, 2001. Completion of this transaction, anticipated to occur in the fourth quarter of 2001, is subject to York achieving earnings before interest, taxes, depreciation and amortization ("EBITDA") from its casket operations greater than the same period of the prior year for the nine months ended September 30, 2001; approval of the merger by the shareholders of York; compliance with applicable legal and regulatory requirements; and standard closing conditions. York believes that the interim period prior to closing will permit York to increase the per share value received by shareholders in the merger through the disposition of non-casket operations and other non-operating assets.
York, a leading casket manufacturer in the United States, will have annual revenues approximating $130 million following the sale of its other operating businesses.

David M. Kelly, Chairman, President and Chief Executive Officer of Matthews, commented: "One of our strategic objectives is to expand our position in the death care market. In that regard, York's strong position in the casket segment and their selection room merchandising systems present us with an exciting and positive opportunity. Additionally, York's management has done a good job in taking the necessary actions to strengthen the company and to grow profits over the long run." The acquisition is expected to be accretive to Matthews' earnings in its first year.

"We are pleased to be associated with Matthews International Corporation. Our product lines complement one another and our corporate cultures are compatible. We believe this merger is not only in the best interests of our shareholders, but also for our customers and the employees of The York Group as well," said Thomas J. Crawford, President and Chief Executive Officer of The York Group, who is expected to lead the casket operations after the acquisition.



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Matthews and York will conduct a joint conference call on May 24 at 3:00 p.m.
EDT to further discuss this announcement. To participate in the call, dial 612-332-0819 at least ten minutes before the conference call begins and ask for the Matthews International/York Group conference call. A replay of the call will be available at approximately 6:30 p.m. eastern time the day of the conference and will be accessible until June 1, 2001. To access the replay, dial 320-365-3844, enter the pass code 588168, and follow the provided instructions.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a leading designer, manufacturer and marketer principally of custom-made identification products. The Company's products include cast bronze memorials and other memorialization products, cremators and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and flexible packaging industries; and marking equipment and consumables for identifying various consumer and industrial products and containers.

Any forward-looking statements contained in this release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company's control.